Exhibit 99.1

ASPEN EXPLORATION CORPORATION
2050 S. Oneida St., Ste. 208
Denver, CO 80224-2426
Telephone: (303) 639-9860
Fax: (303) 639-9863
Email: aecorp2@qwest.net
Web Site: www.aspenexploration.com

NEWS RELEASE

ASPEN EXPLORATION ACQUIRES WORKING INTEREST IN MONTANA OIL
PRODUCTION AND LARGE ACREAGE POSITION

FOR IMMEDIATE RELEASE:

DENVER, COLORADO, February 13, 2007. Aspen Exploration Corporation (OTCBB: ASPN) with offices in Denver and Bakersfield, CA is pleased to announce the acquisition of a 10% (12.5% working interest before payout of 110% of Aspen’s investment) non-operated working interest in the East Poplar Unit and Northwest Poplar Field in Roosevelt County, Montana. This field is operated by Nautilus Technical Group, LLC of Denver, CO. These fields underlie approximately 22,600 net acres which have 3-D seismic data coverage. The current production rate is 230 BOPD from 38 producing wells completed in the Heath and the Charles “A”, “B”, and “C” intervals. The average net revenue interest is greater than 80%. The crude oil is 40º API sweet and is readily marketed at the lease boundary. All produced water is disposed within the Unit boundary. Nautilus engineers have estimated net remaining proved developed reserves of 1.6 million barrels of oil and total proved remaining reserves of 4.9 million barrels of crude oil. They have also estimated future net cash flow of $27.8 million for proved producing reserves and $135.3 million for total proved reserves based on a $50 per barrel NYMEX price. These forecasts of reserves and estimated cash flow pertain to 100% of the working interests acquired by Nautilus, including the portion acquired by Aspen.

Nautilus proposes to increase oil production and recoverable reserves from the field by:

1.	Completing 2 permitted water injection wells and placing 5 currently shut-in wells back on production.

2.	Increasing production rates in existing producing wells.

3.	Enhancing the water disposal facilities in the Field.

4.	Recompleting behind pipe zones in existing wells.

5.	Interpreting a 3D seismic survey over the 22,600 acres to determine the optimal placement for infill drilling locations and potential locations for tests in other reservoirs.

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Work on the field enhancement will begin in March 2007, and Nautilus’ ability to achieve its goals is subject to risks normally associated with oil producing activities.

Aspen’s participation in this acquisition will provide Aspen with diversification into long-lived oil reserves exhibiting a low decline rate, a potential decrease in D, D, & A expense, and a potential increase in Aspen’s net proved reserves by about 50%. This projected potential reserve increase is based on Aspen’s internal reserve estimates after a review of the information provided by Nautilus’ engineers. The initial cost to Aspen for its 12.5% before payout working interest (including its share of the acquisition costs) will be approximately $1,500,000, with an additional $400,000 of anticipated capital expenditures during the first year. Aspen funded its participation in this project with a combination of bank debt ($600,000), cash on hand, and the sale of approximately 100,000 shares of UR Energy stock, which yielded about $330,000.

The effective date of the acquisition was January 1, 2007 and the closing date was February 13, 2007.

Aspen’s stock is quoted on the OTC Bulletin Board under the symbol ASPN. For more information concerning oil and gas operations contact Bob Cohan, President and CEO, in Aspen’s Bakersfield office at (661) 831-4669. Aspen’s web page can be found at www.aspenexploration.com.

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DISCLAIMER

This news release contains information that is “forward-looking” in that it describes events and conditions which Aspen Exploration Corporation (“Aspen”) reasonably expects to occur in the future. Expectations for the future performance of the business of Aspen are dependent upon a number of factors, and there can be no assurance that Aspen will achieve the results as contemplated herein and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms “may,” “expects to,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are an enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein and in Aspen’s annual report on Form 10-KSB, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.